NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Michael Gamzon
President and Chief Executive Officer
(212) 218-7910

GRIFFIN ANNOUNCES AGREEMENT FOR BUILDING ACQUISITION

NEW YORK, NEW YORK (May 23, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it entered into a purchase and sale agreement for the acquisition (the “Acquisition”) of an approximately 277,000 square foot industrial/warehouse building (the “Building”) in Concord, North Carolina, located in the greater Charlotte area. Under the purchase and sale agreement, the purchase price of the Building is approximately $18.6 million to be paid in cash at closing. The Building was constructed in 2015 and currently is approximately 60% leased. This Acquisition would be Griffin’s first industrial/warehouse building in the Charlotte area. Griffin intends to finance the Acquisition using the approximately $9.7 million of cash being held in escrow for a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, with the balance of the purchase price being paid from Griffin’s cash on hand.  The funds in escrow were from Griffin’s sale of approximately 67 acres of undeveloped land in Connecticut that recently closed. Closing on the Acquisition is subject to the satisfactory completion of due diligence by Griffin. There is no guarantee that the Acquisition will be completed under the current terms, or at all.

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding financing the Acquisition and the closing of the Acquisition. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risk that Griffin may not be able to finance the Acquisition in accordance with current expectations, and the risk that the Acquisition will not be completed under its current terms, or at all, and the important factors described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.